UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):

                                July 1, 2005


                                CenturyTel, Inc.

             (Exact name of registrant as specified in its charter)


           Louisiana                1-7784              72-0651161
       (State or other        (Commission File        (IRS Employer
       jurisdiction of             Number)         Identification No.)
         incorporation)

                  100 CenturyTel Drive, Monroe, Louisiana 71203
               (Address of principal executive offices) (Zip Code)


        Registrant's telephone number, including area code (318) 388-9000

Item 8.01.  OTHER EVENTS

       On July 1, 2005, the Company issued the following press release.



FOR IMMEDIATE RELEASE:                     FOR MORE INFORMATION CONTACT:
July 1, 2005                               Media: Annmarie Sartor 318.388.9671
                                           annmarie.sartor@centurytel.com
                                           Investors: Tony Davis 318.388.9525
                                           tony.davis@centurytel.com

CenturyTel completes KMC metro fiber networks acquisition

MONROE, La. . . CenturyTel, Inc. (NYSE: CTL) completed the acquisition of fiber networks in 16 markets from KMC Telecom Holdings, Inc. (KMC) for $65 million in cash subject to final purchase price adjustments that are not expected to be material.

With this purchase, CenturyTel adds key markets to its operations in Alabama (Huntsville and Montgomery), Indiana (Fort Wayne), Kansas (Topeka), Louisiana (Baton Rouge), Michigan (Lansing and Ann Arbor), Minnesota (Eden Prairie), Mississippi (Biloxi/Gulfport), Ohio (Akron, Dayton and Toledo), Tennessee (Chattanooga), Texas (Corpus Christi & Longview), and Wisconsin (Madison).

"This acquisition helps expand CenturyTel's competitive local exchange carrier operations and advances our strategic goal of growing and diversifying our revenue streams by becoming a leading fiber transport provider near our existing markets," Glen F. Post, III, CenturyTel chairman and CEO, said. "We look forward to delivering a full array of advanced telecommunications services and an exceptional experience to our new business customers in these cities."

The KMC networks include almost 1,000 lit route miles of metro fiber and more than 100 points of presence (POPs).

The transaction is anticipated to be breakeven, or slightly dilutive including transition costs, to earnings per share for the first 12 months of operation and accretive thereafter. First-year revenues are expected to exceed $50 million.

Included in the S&P 500 Index, CenturyTel (NYSE: CTL) is a leading provider of a full array of communications services primarily to rural areas and small to mid-size cities in 26 states. Visit CenturyTel at www.centurytel.com.



                                  SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        CenturyTel, Inc.

Dated:   July 5, 2005                   By: /s/ Neil A. Sweasy
                                        ----------------------
                                        Neil A. Sweasy
                                        Vice President and Controller